Exhibit 10.1

Selected Senior Management – U.S. (Single-Trigger)

Construction Incentive Plan (NTP)

To: [                    ]

(“you” or the “Grantee”)

CONSTRUCTION INCENTIVE AWARD AGREEMENT

Congratulations! Tellurian Services LLC (the “Employer”) hereby awards you the opportunity to participate in a cash incentive award with respect to the development by Driftwood Holdings LLC and its subsidiaries and successors (collectively, the “Partnership”) of the Driftwood LNG Liquefaction Facility, a liquefied natural gas production and export terminal on the west bank of the Calcasieu River, Louisiana, USA (the “Driftwood Project”), on the terms and subject to the conditions (including the vesting restrictions) set out in this Construction Incentive Award Agreement (this “Agreement”). Tellurian Inc. (the “Company”) is a party to this Agreement solely for the purpose of providing the guarantee set out below under “Guarantee”.

All capitalized words used in this Agreement that are not defined in the main body of this Agreement are defined in the Glossary at the end of this Agreement.

Grant Date:	[ ] (the “Grant Date”)

Cash Award:

The aggregate amount of the award shall be $[        ], which shall be payable to you by the Employer in cash on the occurrence of certain milestones (as described below) on the terms, and subject to the conditions, set out in this Agreement (the “Cash Award”).

The Cash Award shall be allocated among Phases 1 to 4 of the Driftwood Project under the Driftwood EPC Contracts (each, a “Phase”), as follows:

Phase	Allocation (% of total Cash Award)	Allocation ($)
Phase 1	40%	$	[	]
Phase 2	20%	$	[	]
Phase 3	20%	$	[	]
Phase 4	20%	$	[	]

Vesting:	Subject to the other provisions contained herein, the portion of the Cash Award allocated to any Phase of the Driftwood Project shall vest and become payable to you as follows:

•   25% of the Cash Award allocated to such Phase shall vest and become payable on the first anniversary of the NTP Date applicable to such Phase;

•   25% of the Cash Award allocated to such Phase shall vest and become payable on the second anniversary of the applicable NTP Date;

•   25% of the Cash Award allocated to such Phase shall vest and become payable on the third anniversary of the applicable NTP Date; and

•   25% of the Cash Award allocated to such Phase shall vest and become payable on the fourth anniversary of the applicable NTP Date (the “Vesting Schedule”).

There shall be no proportionate or partial vesting in the periods prior to the applicable vesting date(s) and all vesting shall occur only on the applicable vesting date(s), subject to your continued employment or other service to the Employer, the Company, any of their Subsidiaries or the Partnership on the applicable vesting date.

Expiration:

This Cash Award shall expire on the ten (10) year anniversary of the Grant Date (the “Expiration Date”). To the extent that by the Expiration Date the NTP Date for any Phase has not occurred, your entitlement to the Cash Award allocated to such Phase shall immediately lapse and be forfeited by you, without any right to compensation, and the Employer shall not be liable to pay any amount to you in respect thereof.

However, for the avoidance of doubt, if the NTP Date for a Phase has occurred on or before the Expiration Date, the associated portion of the Cash Award for such Phase shall (subject to the provisions of this Agreement) vest in accordance with the Vesting Schedule.

Payment:	Each portion of the Cash Award shall be paid to you in cash on or as soon as administratively practicable following the date on which such portion vests, and in any event not later than thirty (30) days after the date of vesting. All payments in settlement of any portion of the Cash Award shall be subject to applicable tax withholding, as set forth in greater detail below.

Termination of Service (Generally):	Except as otherwise provided herein, in the event of your Termination of Service for any reason (whether notice of termination is given by you or the Company, the Employer, one of their Subsidiaries or the Partnership), you shall not be entitled to receive and shall forfeit, without any right to compensation, any rights in respect of any portion of the Cash Award that is unvested as of the date of such Termination of Service.

Termination of Service Due to Disability:

If you experience a Termination of Service by reason of Disability prior to the occurrence of the NTP Date for a particular Phase, then any portion of the Cash Award allocated to any Phase for which the applicable NTP Date occurs within one (1) year following the date of such Termination of Service shall vest and become payable to you immediately as of such NTP Date.

If you experience a Termination of Service by reason of Disability on or following the occurrence of the NTP Date for a particular Phase, any unvested portion of the Cash Award allocated to such Phase shall vest and become payable to you immediately on the date of the Termination of Service.

Your entitlement to any portion of the Cash Award allocated to a Phase for which the applicable NTP Date does not occur within a one (1) year period following the date of the Termination of Service by reason of Disability shall immediately lapse and be forfeited on the first (1st) anniversary of such Termination of Service.

Termination of Service Due to Death:

If you die prior to the occurrence of the NTP Date for a particular Phase, then any portion of the Cash Award allocated to such Phase shall remain outstanding and eligible to become vested in full subject to and upon the occurrence of the applicable NTP Date on or before the Expiration Date, without regard to the continued service condition.

If you die on or after the occurrence of the NTP Date for a particular Phase, then any unvested portion of the Cash Award allocated to such Phase shall vest and become payable to your estate immediately on the date of your death.

Termination Without Cause:	Except as otherwise provided below under “Change of Control”, if you experience a Termination Without Cause prior to the occurrence of the NTP Date for a particular Phase, then any portion of the Cash Award allocated to such Phase shall not immediately lapse and instead shall remain outstanding and vest in accordance with the Vesting Schedule, without regard to the continued service condition, subject to and conditioned upon: (A) the occurrence of the applicable NTP Date on or before the Expiration Date; (B) your continued compliance with the Restrictive Covenants; and (C) your timely execution and delivery (without revocation) to the Employer of the Release within twenty-one (21) days (or such longer period as may be required by law) after delivery of the form of Release by the Employer.

If you experience a Termination Without Cause on or after the occurrence of the NTP Date for a particular Phase, then any portion of the Cash Award allocated to such Phase that is unvested as of the date of such Termination Without Cause shall not immediately lapse and instead shall remain outstanding and vest in accordance with the Vesting Schedule, without regard to the requirement of your continued employment or service on the scheduled vesting date(s), subject to and conditioned upon: (A) your continued compliance with the Restrictive Covenants; and (B) your timely execution and delivery (without revocation) to the Employer of the Release within twenty-one (21) days (or such longer period as may be required by law) after delivery of the form of Release by the Employer.

Change of Control:	In the event of a Change of Control while any portion of the Cash Award is unvested, such unvested portion of the Cash Award shall immediately vest and become payable in full as of the date of the Change of Control so long as: (i) there has not been a Termination of Service prior to the Change of Control; or (ii) there has been a Termination Without Cause within six (6) months prior to the date of the Change of Control (in such case, subject to and conditioned upon: (A) your continued compliance with the Restrictive Covenants; and (B) your timely execution and delivery (without revocation) to the Employer of a Release within twenty-one (21) days (or such longer period as may be required by law) after delivery of the form of Release by the Employer).

Withholding of Taxes:

Amounts payable in respect of the Cash Award shall be subject to withholding and deductions for federal, state and/or local taxes, and the Employer shall have the right to withhold such amounts from any amounts otherwise payable to you in respect of the Cash Award or to otherwise require, prior to the grant, vesting or payment of the Cash Award, payment by you of any federal, state or local taxes required by law to be withheld.

To the extent permitted under Code Section 409A, the Employer shall have the right, in its sole discretion, to accelerate the vesting and payment of any portion of the Cash Award in its sole discretion in order to pay any income and/or employment taxes required in respect of the Cash Award prior to payment (provided that you shall have no discretion, and may not be given a direct or indirect election, with respect to whether the Employer exercises such discretion to accelerate).

Code Section 409A:	It is intended that the Cash Award will comply with or be exempt from Code Section 409A, and this Agreement will be construed and interpreted in accordance with such intent.

A termination of employment (or other service, as the case may be) shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment (or other service, as the case may be) unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

For purposes of Code Section 409A, a right to receive any installment payments pursuant to the Cash Award shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under the Cash Award specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days”), the actual date of payment within the specified period shall be within the sole discretion of the Employer.

Notwithstanding anything herein to the contrary, the following shall apply, if and to the extent required by Code Section 409A, in the event that (A) you are deemed to be a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and (B) amounts or benefits under the Cash Award or any other program, plan or arrangement of the Employer or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h): No such payments that are “nonqualified deferred compensation” subject to Code Section 409A shall be made prior to the date that is six (6) months after the date of separation from service or, if earlier, the date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum (without interest) on the earliest permissible payment date.

Notwithstanding anything herein to the contrary, to the extent that the Cash Award is (i) subject to Code Section 409A and (ii) a Change of Control would accelerate the timing of payment thereunder, the payment of such Cash Award shall not occur until the earliest of (I) the Change of Control if such Change of Control constitutes a “change in the ownership of the corporation,” a “change in the effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Code Section 409A(2)(A)(v), (II) the date such Cash Award would otherwise be settled pursuant to the terms of this Agreement and (III) your “separation of service” within the meaning of Code Section 409A.

No Right to Employment or Consultancy Service:	Nothing in this Agreement shall confer upon you any right with respect to continuation as an employee, consultant or director with the Company, the Employer, any of their Subsidiaries or the Partnership, nor shall it interfere with or restrict in any way the right of the

Company, the Employer, any of their Subsidiaries or the Partnership, which is hereby expressly reserved, to remove, terminate or discharge you at any time for any reason whatsoever, with or without Cause and with or without advance notice. This Agreement is not intended to and does not amend any existing employment or consultancy contract between you and the Company, the Employer, any of their Subsidiaries or the Partnership.

No Shareholder Rights:	The grant of the Cash Award hereunder shall not make you, nor give you any of the rights of privileges of, a shareholder of the Company or any of its Affiliates (including the Employer).

Unsecured Obligation:	Except as otherwise provided below under “Guarantee”, the obligations of the Company and the Employer with respect to the Cash Award is an unfunded and unsecured promise, and ultimately your right to receive the payments contemplated by the Cash Award shall be no greater than the rights of any other unsecured general creditor of the Company or the Employer.

Restrictions on Transfer:	You shall not sell, transfer, pledge, hypothecate, assign or otherwise dispose of the Cash Award or any rights or interest therein, including without limitation any rights under this Agreement or any amounts payable in settlement of the Cash Award, prior to payment hereunder. Any attempted sale, transfer, pledge, hypothecation, assignment or other disposition of the Cash Award in violation of this provision shall be void and of no effect.

Guarantee:

The Company guarantees to the Grantee the due and punctual performance, observance and discharge by the Employer of all the Guaranteed Obligations if and when they become performable or due under this Agreement.

If the Employer defaults in the payment when due of any amount that is a Guaranteed Obligation the Company shall, immediately on demand by the Grantee, pay that amount to the Grantee in the manner prescribed by this Agreement.

The Company as principal obligor and as a separate and independent obligation and liability from its obligations and liabilities, agrees to indemnify and keep indemnified the Grantee in full and on demand from and against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by the Grantee arising out of, or in connection with, the Guaranteed Obligations not being recoverable for any reason, or the Company’s failure to perform or discharge any of the Guaranteed Obligations.

This guarantee shall at all times be a continuing security and shall cover the ultimate balance of all monies payable by the Company to the Grantee in respect of the Guaranteed Obligations, irrespective of any intermediate payment or discharge in full or in part of the Guaranteed Obligations.

The Company irrevocably appoints the Employer as its agent to receive on its behalf service of any proceedings arising out of or in connection with this Agreement. Such service shall be deemed completed on delivery to the agent (whether or not it is forwarded to or received by its principal). If for any reason the agent ceases to be able to act as agent or no longer has an address in the United States, the Company shall immediately appoint a substitute and give notice to you of the new agent’s name and address. Nothing in this Agreement shall affect the right to serve process in any manner permitted by law.

Severability:	If any provision of this Agreement (or part of any provision) is found by any court or other authority of competent jurisdiction to be invalid, illegal or unenforceable, that provision or part-provision shall, to the extent required, be deemed not to form part of this agreement, and the validity and enforceability of the other provisions of this agreement shall not be affected.

Counterparts:	This Agreement may be executed in one or more counterparts but shall not be effective until each party has executed at least one counterpart. Each such counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute the same instrument.

Governing Law:	All matters arising out of or relating to this Agreement and the transactions contemplated hereby, including its validity, interpretation, construction, performance and enforcement, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflict of laws which would result in the application of the laws of any other jurisdiction. The Cash Award and any payments in settlement thereof shall be subject to all applicable federal, state and local laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, if any.

Data Protection:	By accepting the Cash Award (whether by electronic means or otherwise), you hereby consent to the holding and processing of personal data provided by you to the Company and the Employer for all purposes necessary for the operation of this Agreement and the Cash Award. This includes, but is not limited to, administering and maintaining records regarding you; providing information to third party administrators of benefit plans and awards; and providing information to future purchasers of the Company, the Employer or the business in which you work. You are hereby advised and directed to refer to any Employer data protection policy and/or notice from time to time in place for more details about how your personal data is used.

Successors and Assigns:	The Employer may require any successors or assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession or assignment had taken place. All obligations of the Employer granted hereunder shall be binding on the Employer and its successors and assigns.

Waiver:	No failure or delay by a party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement shall preclude or restrict the further exercise of that or any other right or remedy.

Entire Agreement:

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between you and the Company or the Employer with respect to the subject matter hereof.

No party has been induced to enter into this Agreement in reliance upon, nor have they been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in this Agreement and, to the extent that any of them have been, they unconditionally and irrevocably waive any claims, rights or remedies which any of them might otherwise have had in relation thereto.

By your signature, the signature of the Employer’s representative and the signature of the Company’s representative below, you, the Employer and the Company hereby acknowledge that you have been issued the right to participate in the Cash Award with effect from the Grant Date on the terms and conditions of this Agreement. Further, you acknowledge your agreement to be bound to the terms of this Agreement in connection with your acceptance of the Cash Award issued hereby through procedures, including electronic procedures, provided by or on behalf of the Employer.

To accept the Cash Award, execute this form and return an executed copy to [                    ] (the “Designated Recipient”) by [                    ]. Failure to return the executed copy to the Designated Recipient by such date will render this award invalid.

EMPLOYER

Tellurian Services LLC

By:
Name:	[ ]
Title:	[ ]

COMPANY

Tellurian Inc.

By:
Name:	[ ]
Title:	[ ]

GRANTEE

Accepted by:

[NAME]

Date:

GLOSSARY

(a)     “Affiliate” shall mean any person that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting or other securities, by contract or otherwise.

(b)    “Board” shall mean the Board of Directors of the Company.

(c)    “Cause” shall mean a Termination of Service resulting from (a) your indictment for, conviction of, or pleading of guilty or nolo contendere to, any felony or any crime involving fraud, dishonesty or moral turpitude; (b) your gross negligence with regard to the Company or any Affiliate (including the Employer) in respect of your duties for the Company or any Affiliate (including the Employer); (c) your willful misconduct having or, which in the good faith discretion of the Board could have, an adverse impact on the Company or any Affiliate (including the Employer) economically or reputation-wise; (d) your material breach of this Agreement, or any employment, consulting or similar agreement between you and the Company or one of its Affiliates (including the Employer) or material breach of any code of conduct or ethics or any other policy of the Company or any Affiliate (including the Employer), which breach (if curable in the good faith discretion of the Board) has remained uncured for a period of ten (10) days following delivery of written notice to you specifying the manner in which the agreement or policy has been materially breached; or (e) your continued or repeated failure to perform your duties or responsibilities to the Company or any Affiliate (including the Employer) at a level and in a manner satisfactory to the applicable party in its sole discretion (including by reason of your habitual absenteeism or due to your insubordination), which failure has not been cured to the satisfaction of the applicable party following notice to you. Whether you have been terminated for Cause will be determined by the Company’s Chief Executive Officer (or his or her designee) in his or her sole discretion or, if you are or are reasonably expected to become subject to the requirements of Section 16 of the Exchange Act, by the Board in its sole discretion. To the extent you are terminated as a member of the Board of the Company or the board of directors of any Subsidiary, “Cause” shall include a termination of such directorship for “cause” as determined in accordance with the provisions of Section 141(k) of the Delaware General Corporation Law. In addition to the foregoing, if you are an employee or other service provider of the Partnership at the time of your Termination of Service, then a termination by the Partnership for any act or omission by you that, if done (or not done) with respect to the Company or an Affiliate would be grounds for “Cause” hereunder or in any applicable employment, consulting or similar agreement between you and the Partnership that is then in-effect, then such termination shall be deemed to be a Termination of Service for Cause for purposes of this Agreement.

(d)    “Change of Control” shall mean the occurrence of any of the following after the Grant Date:

(i)    any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company or any Subsidiary or Affiliate, (2) any acquisition by the Company or any Subsidiary or Affiliate, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (4) any acquisition pursuant to a transaction which complies with clauses (A) and (B) of Section d(iii) of this Glossary, below, or (5) any acquisition of additional securities by any Person who, as of the Grant Date, held 15% or more of either (x) the Outstanding Company Common Stock or (y) the Outstanding Company Voting Securities;

(ii)    individuals who, as of the Grant Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Grant Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(iii)    consummation by the Company of a reorganization, merger, or consolidation, or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or equivalent governing authority) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination. For the avoidance of doubt and notwithstanding anything in the foregoing to the contrary, a sale or other disposition of the Partnership or the Company’s interest in the Partnership shall not constitute a sale or other disposition of all or substantially all of the assets of the Company or any other Change of Control for purposes of this Agreement; or

(iv)    approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(e)    “Code” shall mean The U.S. Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

(f)    “Common Stock” shall mean the Common Stock of the Company, $0.01 par value per share.

(g)    “Disability” shall mean you have experienced a “permanent and total disability” within the meaning of Code Section 22(e)(3). The determination of whether you have experienced a Disability shall be determined under procedures established by the Compensation Committee of the Board. Notwithstanding the foregoing, for a Cash Award that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A, the foregoing definition shall apply for purposes of vesting of such Cash Award, provided that for purposes of payment of such Cash Award, such Cash Award shall not be paid until the earliest of: (A) your “disability” within the meaning of Code Section 409A(a)(2)(C)(i) or (ii), (B) your “separation from service” within the meaning of Code Section 409A and (C) the date your Cash Award would otherwise be paid pursuant to the terms of this Agreement.

(h)    “Driftwood” means Driftwood LNG LLC.

(i)    “Driftwood EPC Contracts” means the Engineering, Procurement and Construction contracts, dated as of November 10, 2017, between Driftwood and Bechtel Oil, Gas and Chemicals, Inc., each, as amended, restated, modified, extended or supplemented, or any successor contract or arrangement with respect to the engineering, procurement and construction of the Driftwood Project (in whole or in part).

(j)    “Exchange Act” shall mean U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(k)    “Guaranteed Obligations” shall mean all present and future obligations and liabilities of the Employer under this Agreement, including all money and liabilities of any nature from time to time due, owing or incurred by the Employer under this Agreement.

(l)    “Notice to Proceed” shall mean a notice to proceed or any similar action or authorization issued and delivered by Driftwood under a Driftwood EPC Contract to commence the performance of work on the applicable Phase of the Driftwood Project.

(m)    “NTP Date” shall mean the date on which Notice to Proceed is issued for the applicable Phase.

(n)    “Release” means a general release of all claims of any kind that you have or may have (including but not limited to contractual and statutory rights for unfair dismissal and unlawful discrimination arising out of your employment and/or its termination) against the Company and its Affiliates (including the Employer) and their respective affiliates, officers, directors, employees, shareholders, agents and representatives, in a form satisfactory to the Employer.

(o)    “Restrictive Covenants” means all confidentiality obligations and post-termination provisions and restrictive covenants to which you are subject under your contract of employment or otherwise.

(p)     “Subsidiary” shall mean a corporation, partnership, joint venture, limited liability company, limited liability partnership, or other entity in which the Company owns directly or indirectly, fifty percent (50%) or more of the voting power or profit interests, or as to which the Company or one of its Affiliates serves as general or managing partner or in a similar capacity.

(q)    “Termination of Service” means the termination of your employment or consultancy service with the Company, the Employer or any of their Subsidiaries (or the Partnership, if applicable) for any reason (and whether such termination results from notice from you, the Company, the Employer, one of their Subsidiaries or the Partnership); provided, however, that notwithstanding the foregoing, a Termination of Service will not be deemed to occur for purposes of this Agreement if you become an employee or other service provider of the Partnership immediately following a Termination of Service with the Company, the Employer or any of their Subsidiaries (or if you become an employee or other service provider of the Company, the Employer or any of their Subsidiaries immediately following a Termination of Service with the Partnership), or if your employment or other service with the Company, the Employer or any of their Subsidiaries is transferred, assigned or seconded to the Partnership (or if your employment or other service with the Partnership is transferred, assigned or seconded to the Company, the Employer or any of their Subsidiaries), it being understood that in such cases, continuous employment or other service with the Company, the Employer, any of their Subsidiaries and/or the Partnership shall be treated as continuous service with the Company for purposes of the Cash Award, and Termination of Service shall be deemed to occur upon the cessation of all employment or other service to the Company, the Employer, any of their Subsidiaries and the Partnership.

(r)    “Termination Without Cause” shall mean a Termination of Service by the Company, the Employer or any of their Subsidiaries (or the Partnership, if applicable) other than (i) for Cause or (ii) as a result of your death or Disability; provided, however, that a Termination of Service by you due to (A) a material diminution in your base compensation, (B) a material diminution in your authorities, duties and responsibilities, or (C) a material change in the geographic location at which you must perform services, in each case, subject to delivery of written notice by you to the applicable employer of the existence of one or more of the above conditions not later than sixty (60) days following the first occurrence thereof, and to the extent the employer fails to cure such condition or conditions within the thirty (30) day period following its receipt of such written notice, will be treated as a Termination Without Cause. If you incur a Termination of Service by the Company, the Employer or any of their Subsidiaries (or the Partnership, if applicable) after rejecting an offer of employment or other service with any entity for which such employment or other service would be credited as continued service with the Company or a Subsidiary for purposes of the vesting of the Cash Award, there will be no deemed Termination Without Cause, provided, however, that such employment or other service is on terms and conditions that would not result in (x) a material diminution in your base compensation, (y) a material diminution in your authorities, duties and responsibilities, or (z) a material change in the geographic location at which you must perform services.